Exhibit 99.B (p) (13)

Updated 9-27-04

FISHER INVESTMENTS, INC.

Code of Ethics

and

Policy Regarding

Personal Securities Transactions

Introduction

As a firm, FISHER INVESTMENTS, INC. (“FI”) is committed to providing the highest quality of service to all of our customers.  We also have a responsibility to our customers, the public, and our profession to deliver our services in a professional manner, resisting pressures to compromise our values and standards. All FI employees must comply with all relevant federal and state laws, regulations and requirements affecting registered investment advisers.

This Code of Ethics is designed to satisfy the legal requirements and ethical principles applicable to FI in its role as adviser to The Purisima Funds as well as to its other advisory clients.  It is important that all shareholders, officers, directors and employees of FI to whom this Code of Ethics applies and all trustees of The Purisima Funds observe the ethical standards set forth in the Code of Ethics.

This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general.  For example, various provisions of Section 17 of the 1940 Act prohibit certain transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security, concerted market activity, or commingling of funds) between an investment company and an affiliated person.

All employees should be sensitive to all areas of potential conflict, even if not addressed specifically in this Code of Ethics.

Each member, officer and employee of the Funds’ distributor, Purisima Securities, LLC, is required to comply with the Code of Ethics of Purisima Securities, LLC.

Confidentiality and privacy are the cornerstones of our relationship with our clients. Our clients entrust us with information about their financial affairs, and this information must be treated with the highest degree of confidentiality.  It is essential for all employees to safeguard against the intentional or inadvertent disclosure of this proprietary and confidential information.

Definitions

As used in this Code of Ethics, the following terms shall have the meanings indicated:

•                  “Access Employees” are, collectively, “Global Access Employees” and “Limited Access Employees.”

•                  “Global Access Employees” include (1) officers, directors and certain shareholders of The Purisima Funds adviser (FISHER INVESTMENTS, INC.) as well as (2) employees of FI who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities held by The Purisima Funds (each, a “Fund”) or whose functions relate to the making of any recommendations with respect to such purchases and sales (3) certain members of the Fund’s Board of Trustees, (4) employees of FI whose functions relate to the making of any recommendations with respect to the purchases and sales of securities in portfolios of FI clients or obtain information in advance of the trades regarding the purchase or sale recommendations being made by FI prior to the effective dissemination of such recommendations or of the information concerning such recommendations: (i) any person in a control relationship to Fisher; (ii) any affiliated person of such controlling person, and (iii) any affiliated person of such affiliated person.

•                  “Limited Access Employees” include (1) any FI employee who does not make any recommendations with respect to the purchases and sales of securities in portfolios of FI clients or obtain information in advance of the trades regarding the purchase or sale of securities and (2) any FI employee who in connection with his or her duties obtains or may gain access to information concerning FI clients’ current portfolio holdings only.

•                  “Non-Advisory Employees” include any FI employee who is neither a “Global Access Employee” nor a “Limited Access Employee.”

•                  “Control Account” means any securities account, whether or not with a broker or dealer, over which an Access Employee has any control or influence with respect to security transaction decisions or in which the Access Employee has any beneficial interest (i.e., derives any benefit).  Such accounts include those securities accounts of (i) any Access Employee, (ii) his or her spouse, (iii) any family member of the Access Employee living in the same household as the Access Employee, and (iv) any trust, partnership or other entity in which the Access Employee or a family member influences security transaction decisions or has any beneficial interest.

•                  “Security” means any security listed on any national securities exchange or otherwise publicly traded other than on any national securities exchange, and includes any other security or similar instrument purchased or considered for purchase by FI for any of its client accounts.

Compliance Policies and Procedures

FI has adopted a Compliance Policies and Procedures Manual (“Compliance Manual”), which provides guidance to all employees with respect to the appropriate standards of professional conduct. Upon employment, each officer, director, and employee will receive a written copy of the Compliance Manual and must acknowledge in writing that he or she has reviewed and is familiar with the contents, agrees to abide by the requirements, and understands that failure to do so carries employment risk, up to and including termination.

In addition, FI provides training on its policies and procedures to new employees, as well as an annual review for existing employees.  At the time of the annual review, all employees are required to review the most current version of the Compliance Manual, including any supplements and updates, and to acknowledge in writing that they have done so.

The Compliance Manual incorporates FI’s policies and procedures, including:

•                  Overview of regulatory statutes,

•                  Fiduciary and related issues,

•                  Investment advisory contracts and fees,

•                  Client disclosure requirements,

•                  Brokerage transactions,

•                  Proxy issues,

•                  Marketing and solicitation,

•                  Custody of client assets,

•                  Supervision procedures, and

•                  Code of Ethics.

Rule 17j-1 of the Investment Company Act of 1940

Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires every investment company, as well as every investment adviser to and principal underwriter of an investment company, to have a written Code of Ethics that specifically covers trading practices by “Access Persons” as defined in section I (b). The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of this Code of Ethics.

FI has adopted a Code of Ethics that prohibits all Access Employees from engaging in any improper conduct outlined in Rule 17j-1(b) of the 1940 Act.   This Code of Ethics specifically addresses FI’s procedures regarding the following items:

•                  Fundamental Duties of Mutual Fund Advisory and Distributor Personnel.  FI and its employees must adhere to the fundamental standard that mutual fund advisory and distributor personnel may not take inappropriate advantage of their positions.

•                  Fiduciary Duty.  FI has the duty at all times to place the interests of its clients, including The Purisima Funds, first

•                  Personal Securities Transactions.  All personal securities transactions must be conducted consistent with this Code of Ethics so as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility,

Outside Employment.

FI management must pre-approve any outside job in writing before any employee accepts any outside employment. Employees must submit their request in writing to their manager for review and approval. Final approval must be obtained from the President and Chief Compliance Officer or designate.  Employees may not take an outside job, either for pay or as a donation of personal time, with a client or competitor of FI; nor may employees do work on their own if it competes in any way with services FI provide to its clients.

Employees owe a duty of loyalty to FI and may not personally profit from dealings with outside firms with whom FI does business.  There is a potential conflict of interest when an employee is in a position to influence a decision that may result in a personal gain for that employee as a result of the Firm’s business dealings. Therefore, employees may not accept a gift or favor (excluding meals) valued at more than $150 from any vendor, client or other outside parties or over $250 over the course of any calendar year from any single vendor, client or other outside parties, without written approval from Senior Management.  In addition, employees may not give any gifts or favors (excluding meals) to vendors, clients or other outside parties of over $150 or over $250 over the course of any calendar year to any single vendor, client or other outside parties without written approval from Senior Management.

Notwithstanding the foregoing, gifts in relation to any foreign government may be subject to further restrictions.  Senior management shall be consulted prior any gift being given or accepted.

Personal Trading Policy.

This Code of Ethics incorporates the policy on personal trading set forth in the Fisher Investments, Inc. Compliance Policies and Procedures Manual (which applies to officers, directors and all Access Persons of The Purisima Funds and employees of FI).  This policy, where applicable, covers all Trustees of The Purisima Funds and employees of FI who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities for the investment company clients of FI, unless noted otherwise herein.

Access Employees of FI may not engage either directly or indirectly in any personal securities transactions, with the exceptions noted below, without the prior written approval of FI. All accounts of Access Employees will be reviewed quarterly, and all Access Employees are required to provide copies of all brokerage statements to FI.

Non-Advisory Employees are not required to obtain written approval from FI to engage in personal securities transactions and are not required to provide copies of all brokerage statements to FI.

Policy Regarding Personal Trading for Access Employees

FI Access Employees may not engage either directly or indirectly in any personal securities transactions in securities requiring pre-clearance as noted below, including IPOs and private placements, without prior written approval from FI.

Such approval shall be obtained through the Compliance Employee Trade Track system (CETT).  A record of the approval or denial of the trade request shall be retained on a confidential basis by those authorized to approve transactions on behalf of FI, whether or not the proposed transaction is approved.

All accounts will be reviewed quarterly.  All Access Employees are required to provide copies of all brokerage statements to the Compliance Department.

Personal trading requests (acquisitions and dispositions) are generally approved if:

•                  except as noted below, no sale or purchase of such security is contemplated for Fisher client accounts for:

•                  One day for securities that trade more than $8 million per month, or

•                  Ten days for securities that trade less than $8 million per month

•                  The purchase is not based on nonpublic material information

Account transactions for FI clients occur more frequently as the business grows, often every trading day.  It may not be practical, therefore, to approve a transaction if approval is subject to having no client trades on that day.  In cases where it is likely that client trades will occur on the day approval otherwise would be granted and in the next several trading days, the Compliance Department, in conjunction with the Investment Policy Committee, will determine if the situation merits an approval of the proposed transaction.  Only transactions on the sell side shall be considered.  The Investment Policy Committee shall verify and sufficiently document that the requested trades are not being made in anticipation of any IPC-related decision and that to the best of their knowledge, the requested trades will not materially impact client portfolios.  If the determination is made that the employee may trade during a trading day where other client trades have occurred or will occur, the Compliance Department shall document the requested trades in a memo.  Compliance personnel will oversee and approve the trading process.  All such orders must be Market on Close instructions executed on the last business day of the week.  The Compliance Department may determine that certain broad-based ETFs do not pose a potential conflict of interest and may not require restriction periods.

Because personal trading may interfere with client transactions, FI reserves the right to refuse or postpone approval for any personal trade.

Once a transaction has been pre-authorized, the security must be traded during market hours on the same day as the authorization date.

Securities not requiring pre-authorization:

•                  Securities issued by the US Government or its Agencies

•                  Money market mutual funds

•                  Bankers’ Acceptances

•                  Bank Certificates of Deposit

•                  Commercial Paper

•                  High Quality Short-Term Debt Instruments, including repurchase agreements

•                  Currency and Currency Futures

•                  Open-ended mutual funds, other than the Purisima Funds and a certain SEI fund.  PURIX, PURFX, PURUX and SEITX require trade pre-authorization.  Please see the description below

Trades in shares of Purisima and SEI Funds:  Please note that purchases and sales of shares of the Purisima Funds (PURIX, PURFX, PURUX) and a certain SEI fund (SEITX) require trade pre-clearance.  All Access Employees are subject to the following policy.

•                  All purchases and sales of shares of the above-referenced funds that are not part of a systematic or periodic purchase or sale program must be submitted for pre-authorization through CETT.

•                  Trading round trips in excess of 4 trips per year are prohibited.  For the purpose of monitoring round trips in these funds, each year shall commence on October 1.

•                  Trades must not be made when in possession of material nonpublic information about the funds.

•                  All trades in these funds must be reported to the Compliance Department on a quarterly basis on the Quarterly Personal Transaction Report.

The following activities do not require pre-authorization:

•                  Participating in tender offers or other widely disseminated corporate actions

•                  Purchase or sale of securities through dividend reinvestment programs (DRIPs)

•                  Sale of fractional shares

•                  Exercise or assignment of options

•                  Transfer liquidations performed by third party brokers

Options: The approval of options will be contingent on the approval of the underlying security.  For example, if an employee wished to purchase a put option for General Electric, the transaction would only be approved if the underlying common stock was also available for trading according to the rules described in this policy.

Blackout Periods: Because personal trading may interfere with client transactions, FI reserves the right to refuse or postpone approval for any personal trade. The length of the blackout period will be at the Investment Policy Committee’s discretion.

According to SEC guidelines, the following exemption is permissible. FI can trade securities for any of the FI employee accounts so long as the securities are bunched with client trades.  The FI employee’s securities in the bunch are cost averaged or settled at the worst price of the day.  All Fisher employee trades must bear the fiduciary responsibility of putting FI’s clients’ interests first.

Magazine Restrictions: Specific restrictions apply to all securities that Ken Fisher references in any publication including his Forbes or Bloomberg columns.  The restriction applies to buys and sells regardless of whether Ken recommends a buy or a sell. The restriction time is 45 days prior to publication date and 14 days after publication date.  In only limited circumstances may FI transact in restricted securities, e.g. (1)  the client mandates a trade and provides the instruction in writing, or (2) the IPC deems the liquidation of inherited positions appropriate for that particular account.

Personal Trading Policies for Non-Advisory Employees

Non-advisory Employees are not considered to have Control Accounts and are exempt from the pre-approval of personal trading requirement.  Non-Advisory Employees are subject to the FI Policy Prohibiting Insider Trading.

Prohibited Trading Practices

General anti-fraud prohibition and pre-clearance.  Except in accordance with the policies and procedures outlined below, no FI employee shall purchase, sell or otherwise directly or indirectly acquire or dispose of any direct or indirect beneficial ownership interest in a security.  However, employees are admonished that merely following the policies and procedures is not a safe harbor from other violations of the securities laws, and that all trades are prohibited if such action by an employee would defraud the Fund or FI, operate as a fraud or deceit upon the Fund or FI, or constitute a manipulative practice with respect to either the Fund or FI clients’ portfolios.

Prohibition against the use of material nonpublic information. No FI employee may engage in any securities transaction for publicly traded securities either for themselves, FI, any FI customer account or any other person while in possession of any material nonpublic information regarding such corporation or its securities regardless of how or where such information was obtained.  Should one of FI’s officers, directors, or employees obtain material non-public information, he or she must immediately notify the Compliance Department and secure any documents or information in question.  The full policy and procedure is detailed the Fisher Investments’ Policy Prohibiting Insider Trading which is posted on FIIRE and available to employees.  If an employee violates the Insider Trading and Securities Fraud Enforcement Act of 1988 and/or of FI’s policies and procedures, a variety of criminal and civil fines may apply.

Reporting

Initial Holdings Reports and Annual Holdings Reports:  Within 10 days of becoming a Global Access Employee, and annually thereafter, Global Access Employees are required to report the following to the Compliance Department with respect to each security covered by the Fisher Policy:

•                  The title, number of shares and principal amount of each security in which the Global Access Employee had any direct or indirect beneficial ownership when the person became a Global Access Employee;

•                  The name of any broker, dealer or bank with whom the Global Access Employee maintained an account in which any securities were held for the direct or indirect benefit of the Global Access Employee as of the date the person became a Global Access Employee; and

•                  The date that the report is submitted by the Global Access Employee to the Compliance Department

Quarterly Transaction Report:  Within 10 days after each quarter, all Access Employees are required to report the following information regarding his or her personal securities transactions.

•                  The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

•                  The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•                  The price at which the transaction was effected; and

•                  The name of the broker, dealer, or bank with or through whom the transaction was effected.

•                  The name of any broker, dealer or bank with which the Access Employee opened an account in which the Access Employee intends to hold or transact securities.

No reports need to be filed by an independent Trustee unless such Trustee knows or should have known that the security traded by the Trustee was being considered for purchase or sale or was being purchased or sold by a Fund within 15 days on either side of the Trustee’s transaction (see Exceptions to Reporting Requirements below).

For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

Copies of brokerage or account statements or confirmations containing the information specified in paragraphs (a) and (b) above may be submitted to the Compliance Department in lieu of the quarterly report listing the transactions.  The brokerage account statements may substitute for the annual report only if the Global Access Employee provides an annual certification confirming that all accounts and holdings of securities have been disclosed in those statements.

Exceptions to Reporting Requirements

An independent Trustee, i.e., a Trustee of the Fund who is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund, is not required to file a report on a transaction in a security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Trust or is or was being considered for purchase by its investment adviser.

Shareholders, officers and employees of the Funds’ distributor or administrator who comply with a separate code of ethics of those entities are exempted from the reporting requirements of this Code of Ethics.

Access Employees need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940, provided a copy of such Rule 204 reports is sent to the Compliance Department.  Access Employees need not make a report with respect to an exempted transaction or investment as described in the personal trading policy herein.  However, personal investment transactions involving shares of any of the Funds must be reported by Access Employees.

Review, Recordkeeping and Sanctions

The Compliance Department shall be responsible for maintaining a current list of all Global and Limited Access Employees and shall take steps to help to ensure that all reporting Access Employees have submitted reports, confirmations or statements in a timely manner.  The Compliance Department may delegate the compilation of this information to appropriate persons.

If an employee commits a material violation of this Code of Ethics or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Chief Legal Officer.  Senior Management, in consultation with the Chief Legal Officer may impose such sanctions as it deems appropriate, including a letter of censure, suspension, termination of employment, and/or a disgorging of any profits made.